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Pricing Supplement No. 7  Dated February 21, 2003       Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated June 28, 2000 and                  File No.: 333-38756
Prospectus Supplement dated October 26, 2000)
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                             BANK ONE CORPORATION
                          MEDIUM-TERM NOTES, SERIES C

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Date of Issue: February 25, 2003  [ ] Fixed Rate       [ ] Commercial Paper Rate Note     [ ] LIBOR Reuters
               -----------------  [X] Senior           [ ] Federal Funds Rate Note        [X] LIBOR Telerate
Maturity Date: February 27, 2006  [ ] Subordinated     [ ] CD Rate Note                   [ ] Prime Rate Note
               -----------------  [ ] CMT Rate Note    [ ] Treasury Rate Note             [ ] LIBOR Note
                                                                                          [ ] Other
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CUSIP: 06422NGV2
       -------------------

ISIN: US06422NGV29
      --------------------

Principal Amount: $870,000,000.00
                  -------------------------

Issue Price (As a Percentage of Principal Amount): 100%
                                                   ------------------

Interest Rate/Initial Interest Rate: Not Available
                                     ------------------------

Interest Payment Dates: 25th of February, May, August, November, modified following business day convention
                        --------------------------------------------------------

Interest Reset Dates: 25th of February, May, August, November, modified following business day convention
                      ----------------------------------------------------------

Index Maturity: 90 days
                -------

Designated CMT Maturity Index:
                               -------------------------------

Designated CMT Telerate Page:
                              -------------------------------

Spread: +20 Basis Points
        ----------------

Ranking: Senior, unsubordinated
         ---------------------------

Spread Multiplier: None
                   ----

Minimum Interest Rate: None
                       ----

Maximum Interest Rate: None
                       ----

Interest Payment Period: February 25, 2003 to May 27, 2003 and quarterly thereafter, up to but excluding the interest payment
                         date
                         -------------------------------------------------------

Interest Rate Reset Period: February 25, 2003 to May 27, 2003 and quarterly thereafter, up to but excluding the interest payment date
                            ----------------------------------------------------

Redemption Date(s) or Period: The notes are not subject to redemption prior to maturity
                              --------------------------------------------------

Optional Repayment Date(s): None
                            ----

Calculation Agent (If Applicable): Bank One, NA
                                   ------------

Agents                             Principal Amount to be Purchased
                                   --------------------------------

Banc One Capital Markets, Inc.     $850,000,000.00

Loop Capital Markets, L.L.C.       $ 10,000,000.00

Sandler O'Neill & Partners, L.P.   $ 10,000,000.00

Agents Capacity                [X] As agent            [ ] As principal

[ ] The notes are being offered at varying prices related to prevailing market prices at the time of sale

[X] The notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount). After the initial offering period, the issue price may be changed.

Commission or Discount:    $774,300.00

It is expected that the Notes will be delivered to investors through the book-entry system of The Depository Trust Company for the accounts of its participants, including Clearstream, Luxembourg and the Euroclear System, on February 25, 2003.

Additional Terms:

This Pricing Supplement may be used by Banc One Capital Markets, Inc. ("BOCM"), a wholly owned subsidiary of the issuer, in connection with offer and sales related to secondary market transactions in the Notes. BOCM may act as principal or agent in such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale.

On June 15, 2002, Arthur Andersen LLP ("Arthur Andersen"), Bank One Corporation's former independent public accountants, was convicted of federal obstruction of justice. Bank One decided to no longer engage Arthur Andersen as its principal accountants in 2001 and selected KPMG LLP to serve as its independent public accountants for fiscal 2001. Arthur Andersen audited Bank One's financial statements for the fiscal year ended December 31, 1999 and December 31, 2000. As a result, you may have no effective remedy against Arthur Andersen in connection with a material misstatement or omission in those financial statements, particularly in the event that Arthur Andersen ceases to exist or becomes insolvent as a result of the conviction or other proceedings against it.